Exhibit 99.1

A. H. Belo Corporation Announces First Quarter 2019 Financial Results

DALLAS –  A. H. Belo Corporation (NYSE: AHC) today reported a first quarter 2019 net loss of $3.0 million,  or $(0.14) per share.  In the first quarter of 2018,  the Company reported a  net loss of $4.0 million, or $(0.19) per share.

For the first quarter of 2019, on a non-GAAP basis, A. H. Belo reported operating loss adjusted for certain items (“adjusted operating loss”)  of $0.9 million,  an improvement of $2.6 million, or 74.7 percent, compared to the first quarter of 2018.

Robert W. Decherd, chairman, president and Chief Executive Officer, said, “The Company made notable progress during the first quarter by narrowing our net loss and concentrating on a range of initiatives designed to build a strong digital business.

“There were encouraging signs at The Dallas Morning News during the first quarter, particularly the improvement in run-of-press print advertising. The News continues to see sequential growth in digital subscription volume and pricing, albeit at levels that must continue to grow in order to fully implement our digital-first strategy. News and editorial content of the newspaper has been highly-impactful during the first four months of the year.

“Changes implemented by The News in its commercial printing business during the quarter have matched our expectations for margin improvement and re-sizing the business to focus on a few, major customers.

“At Belo + Company, timing of sales and fulfillment of contracts were the focus during the first quarter, along with the bolt-on acquisition of a small creative agency in Tulsa, Oklahoma, acquired on April 1st,  that will complete Belo + Company's suite of services and support client activities now and into the future. We are also benefiting from the presence of new leaders in both the sales and agency channels.”

A. H. Belo Corporation Announces First Quarter 2019 Financial Results

April 29, 2019

First Quarter Results

Total revenue was $46.6 million in the first quarter of 2019,  a decrease of $2.9 million, or 5.8 percent, when compared to the first quarter of 2018.

Revenue from advertising and marketing services, including print and digital revenues, was $24.0 million in the  first quarter of 2019,  a  decrease of $1.7 million, or 6.6 percent, when compared to the $25.7 million reported for the first quarter of 2018.

Circulation revenue was $17.3 million, a decrease of $0.5 million, or 2.7 percent, when compared to the first quarter of 2018. The decline was primarily due to a decrease in home delivery and single copy volumes, partially offset by rate increases and an increase of $0.3 million, or 33.6 percent, in digital-only subscription revenue.

Printing, distribution and other revenue decreased $0.7 million, or 11.6 percent, to  $5.3 million, primarily due to a reduction in brokered and commercial printing.

Total consolidated operating expense in the first quarter of 2019, on a GAAP basis, was $50.6 million, a decrease of $5.0 million, or 9.0 percent, compared to the first quarter of 2018.  The improvement was primarily due to decreases of $3.5 million in employee compensation and benefits expense, $0.6 million in newsprint, ink and other supplies expense, and $0.5 million in distribution expense.

In the first quarter of 2019, on a non-GAAP basis, adjusted operating expense was $50.3 million, an improvement of $5.7 million, or 10.2 percent, compared to $56.0 million of adjusted operating expense in the first quarter of 2018. The improvement is primarily due to expense decreases in employee compensation and benefits,  newsprint, distribution, and reductions from continued management of discretionary spending.

As of March 31, 2019, the Company had 918 employees, a decrease of 128, or 12.2 percent, compared to the prior year period. Cash and cash equivalents were $50.3 million and the Company had no debt.

A. H. Belo Corporation Announces First Quarter 2019 Financial Results

April 29, 2019

Non-GAAP Financial Measures

Reconciliations of operating loss to adjusted operating loss, total net operating revenue to adjusted operating revenue, and total operating costs and expense to adjusted operating expense are included in the exhibits to this release.

A. H. Belo Corporation Announces First Quarter 2019 Financial Results

April 29, 2019

Financial Results Conference Call

A. H. Belo Corporation will conduct a conference call on Tuesday,  April 30, 2019, at 9:00 a.m. CDT to discuss financial results. The conference call will be available via webcast by accessing the Company’s website at www.ahbelo.com/invest.  An archive of the webcast will be available at www.ahbelo.com in the Investor Relations section.

To access the listen-only conference call, dial 1-800-230-1951 (USA) or 612-288-0340 (International). A replay line will be available at 1-800-475-6701 (USA) or 320-365-3844 (International) from 11:00 a.m. CDT on April 30, 2019 until 11:59 p.m. CDT on May 7,  2019. The access code for the replay is 466835.

A. H. Belo Corporation Announces First Quarter 2019 Financial Results

April 29, 2019

About A. H. Belo Corporation

A. H. Belo Corporation is the leading local news and information publishing company in Texas with commercial printing, distribution and direct mail capabilities, as well as a presence in emerging media and digital marketing. While focusing on extending the Company’s media platforms,  A. H. Belo delivers news and information in innovative ways to a broad range of audiences with diverse interests and lifestyles. For additional information, visit www.ahbelo.com or email invest@ahbelo.com.

Statements in this communication concerning A. H. Belo Corporation’s business outlook or future economic performance, anticipated profitability, revenues, expenses, dividends, capital expenditures, investments, dispositions, impairments, business initiatives, acquisitions, pension plan contributions and obligations, real estate sales, working capital, future financings and other financial and non-financial items that are not historical facts, are “forward-looking statements” as the term is defined under applicable federal securities laws. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those statements. Such risks, trends and uncertainties are, in most instances, beyond the Company’s control, and include changes in advertising demand and other economic conditions; consumers’ tastes; newsprint prices; program costs; labor relations; technology obsolescence; as well as other risks described in the Company’s Annual Report on Form 10-K and in the Company’s other public disclosures and filings with the Securities and Exchange Commission. Forward-looking statements, which are as of the date of this filing, are not updated to reflect events or circumstances after the date of the statement.

A. H. Belo Corporation and Subsidiaries

Consolidated Statements of Operations

	Three Months Ended March 31,
In thousands, except share and per share amounts (unaudited)	2019	2018
Net Operating Revenue:
Advertising and marketing services	$24,041	$25,741
Circulation	17,273	17,747
Printing, distribution and other	5,275	5,965
Total net operating revenue	46,589	49,453
Operating Costs and Expense:
Employee compensation and benefits	21,124	24,672
Other production, distribution and operating costs	22,184	23,014
Newsprint, ink and other supplies	4,747	5,311
Depreciation	2,386	2,473
Amortization	200	200
Total operating costs and expense	50,641	55,670
Operating loss	(4,052)	(6,217)
Other income, net	897	888
Loss Before Income Taxes	(3,155)	(5,329)
Income tax benefit	(143)	(1,315)
Net Loss	$(3,012)	$(4,014)

Per Share Basis
Net loss
Basic and diluted	$(0.14)	$(0.19)
Number of common shares used in the per share calculation:
Basic and diluted	21,594,262	21,716,419

A. H. Belo Corporation and Subsidiaries

Consolidated Balance Sheets

	March 31,	December 31,
In thousands (unaudited)	2019	2018
Assets
Current assets:
Cash and cash equivalents	$50,301	$55,313
Accounts receivable, net	19,552	22,057
Assets held for sale	1,089	1,089
Other current assets	10,244	8,935
Total current assets	81,186	87,394
Property, plant and equipment, net	23,924	26,261
Operating lease right-of-use assets	22,527	—
Intangible assets, net	3,074	3,274
Goodwill	13,973	13,973
Deferred income taxes, net	6,720	6,417
Other assets	4,028	5,029
Total assets	$155,432	$142,348
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$4,725	$6,334
Accrued compensation and other current liabilities	12,260	13,880
Advance subscription payments	12,153	11,449
Total current liabilities	29,138	31,663
Long-term pension liabilities	30,997	31,889
Long-term operating lease liabilities	23,862	—
Other liabilities	5,858	8,210
Total liabilities	89,855	71,762
Total shareholders' equity	65,577	70,586
Total liabilities and shareholders’ equity	$155,432	$142,348

The Company adopted the new lease guidance (Topic 842) using the modified retrospective approach as of January 1, 2019, which requires a right-of-use asset and a lease liability be recorded for substantially all leases. Prior periods were not restated.

A. H. Belo Corporation - Non-GAAP Financial Measures

Reconciliation of Operating Loss to Adjusted Operating Loss

	Three Months Ended March 31,
In thousands (unaudited)	2019	2018
Total net operating revenue	$46,589	$49,453
Total operating costs and expense	50,641	55,670
Operating Loss	$(4,052)	$(6,217)

Total net operating revenue	$46,589	$49,453
Addback:
Advertising contra revenue	2,652	2,853
Circulation contra revenue	175	258
Adjusted Operating Revenue	$49,416	$52,564

Total operating costs and expense	$50,641	$55,670
Addback:
Advertising contra expense	2,652	2,853
Circulation contra expense	175	258
Less:
Depreciation	2,386	2,473
Amortization	200	200
Severance expense	601	123
Adjusted Operating Expense	$50,281	$55,985

Adjusted operating revenue	$49,416	$52,564
Adjusted operating expense	50,281	55,985
Adjusted Operating Loss	$(865)	$(3,421)

The Company calculates adjusted operating income (loss) by adjusting operating income (loss) to exclude depreciation, amortization, severance expense, and asset impairments (“adjusted operating income (loss)”). The Company believes that inclusion of certain noncash expenses and other items in the results makes for more difficult comparisons between years and with peer group companies.

The Company adopted the new revenue guidance (Topic 606)  using the modified retrospective approach as of January 1, 2018. While the Company adjusts operating revenue and expense for non-GAAP presentation, these adjustments have no effect on adjusted operating income (loss). Additionally, the Company adopted the new retirement benefits guidance (Topic 715) retrospectively as of January 1, 2018,  which requires net periodic pension and other post-employment expense (benefit) to be included in non-operating income (expense). As of January 1, 2019, the Company determined pension and post-employment expense (benefit) would no longer be an addback in the calculation of adjusted operating expense.  As a result of this change, adjusted operating expense and adjusted operating loss increased $930 for the three months ended March 31, 2018.

Adjusted operating income (loss) is not a measure of financial performance under generally accepted accounting principles (“GAAP”). Management uses adjusted operating income (loss) and similar measures in internal analyses as supplemental measures of the Company’s financial performance, and for performance comparisons versus its peer group of companies. Management uses this non-GAAP financial measure for the purposes of evaluating consolidated Company performance. The Company therefore believes that the non-GAAP measure presented provides useful information to investors by allowing them to view the Company’s business through the eyes of management and the Board of Directors, facilitating comparison of results across historical periods and providing a focus on the underlying ongoing operating performance of its business. Adjusted operating income (loss) should not be considered in isolation or as a substitute for net income (loss), cash flows provided by (used for) operating activities or other comparable measures prepared in accordance with GAAP. Additionally, this non-GAAP measure may not be comparable to similarly-titled measures of other companies.